Exhibit 10.2

PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT (this “Agreement”) is dated as of September 26, 2026, by and among the Persons set forth on Schedule I hereto (each, a “Parent Shareholder” and, collectively, the “Parent Shareholders”), Proem Acquisition Corp I, a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), and Astro Digital US, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Parent Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Parent Shares and Parent Units as are indicated opposite each such Parent Shareholder’s name set forth on Schedule I attached hereto (all such securities of Parent (including any securities underlying, convertible into, or exercisable, or exchangeable for, such securities), or any successor (including by way of the Domestication) or other equity securities (including any securities underlying, convertible into, or exercisable, or exchangeable for, equity securities) of Parent, or any successor (including by way of the Domestication) of which ownership is hereafter acquired by any such Parent Shareholder prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company, PAAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), and PAAC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), have entered into that certain Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, (i) Merger Sub I is to merge with and into the Company (the “First Company Merger”), with the Company continuing as the surviving corporation (the “Initial Surviving Corporation”); and (ii) immediately following the First Company Merger, the Initial Surviving Corporation is to merge with and into Merger Sub II (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), with Merger Sub II continuing as the surviving entity and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one (1) Business Day prior to the First Effective Time and subject to the conditions of the Merger Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act (the “Domestication”); and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Parent Shareholder hereby acknowledges that such Parent Shareholder has read the Merger Agreement and this Agreement and has had the opportunity to consult with such Parent Shareholder’s tax, legal and other advisors. Until the Expiration Time (as defined below), each Parent Shareholder shall be bound by and comply with Sections 6.2 (Exclusivity) and 12.4 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Parent Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Parent” contained in Section 6.2 of the Merger Agreement also referred to each such Parent Shareholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (x) the Second Effective Time, (y) such date and time as the Merger Agreement shall be validly terminated in accordance with Article X (Termination) thereof and (z) the liquidation of Parent (the earlier of (x), (y) and (z), the “Expiration Time”), each Parent Shareholder shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, each with respect to any Subject Securities owned by such Parent Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Parent Shareholder, whether any such transaction is to be settled by delivery of such Subject Securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. “Permitted Transfer” shall mean any Transfer (a) to any of Parent’s officers, directors or consultants, any Affiliate or any family member of any of Parent’s officers, directors or consultants; (b) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees of such Affiliates; (c) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; or (f) to any other Person, with the prior written consent of Parent and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (f), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company, in form reasonably satisfactory to Parent and the Company, a joinder to each of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement as a Parent Shareholder hereto. Parent shall not register any Transfer of any Subject Securities on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2 and any such Transfer shall be void ab initio.

Section 1.3 New Shares. In the event that (a) any Parent Shares, Parent Units or other Subject Securities are issued to a Parent Shareholder after the date of this Agreement pursuant to any issuance, offering, stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Parent Shares, Parent Units or other Subject Securities of Parent of, on or affecting the Parent Shares, Parent Units or other Subject Securities of Parent owned by such Parent Shareholder or otherwise, (b) a Parent Shareholder purchases or otherwise acquires beneficial ownership of any Parent Shares, Parent Units or other Subject Securities of Parent after the date of this Agreement, or (c) a Parent Shareholder acquires the right to vote or share in the voting of any Parent Shares, Parent Units or other Subject Securities of Parent after the date of this Agreement (such Parent Shares, Parent Units or other Subject Securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Parent Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Securities owned by such Parent Shareholder as of the date hereof.

Section 1.4 Certain Agreements of the Parent Shareholders

(a) At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, each Parent Shareholder hereby unconditionally and irrevocably agrees that such Parent Shareholder shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its, his or her Parent Shares, Parent Units or other Subject Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Parent Shareholder’s Parent Shares, Parent Units or other Subject Securities:

(i) in favor of each Parent Proposal, including, without limitation, any other consent, waiver or approval required under Parent’s organizational documents or under any agreements between Parent and its shareholders, or otherwise sought by Parent with respect to the Merger Agreement or the transactions contemplated thereby or the Parent Proposals;

(ii) against any Alternative Proposal or any proposal relating to a business combination transaction (other than the Parent Proposals and the transactions contemplated thereby);

(iii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Merger Agreement or the Ancillary Agreements and the Company Mergers and the other transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of Parent (other than in connection with the Parent Proposals and the transactions contemplated thereby);

(v) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Agreements or the Company Mergers or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent, Merger Sub I, Merger Sub II, the Sponsor or the Parent Shareholders under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent; and

(vi) in favor of any extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles, to the extent permitted under the Parent Articles.

Each Parent Shareholder hereby agrees that it, he or she shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, the obligations of each Parent Shareholder specified in this Section 1.4 shall apply whether or not the Parent Proposals or any action described above are recommended by the Board of Directors of Parent or the Board of Directors of Parent has previously recommended such Parent Proposals but changed such recommendation

(b) Each Parent Shareholder shall comply with, and fully perform all of its, his or her obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 11, 2026, by and among Parent, the Sponsor and the other parties thereto (the “Letter Agreement”), including the obligations of such Parent Shareholder therein to not redeem, sell or tender, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Parent Shares, Parent Units or other Subject Securities owned by such Parent Shareholder in connection with the transactions contemplated by the Merger Agreement.

Section 1.5 Further Assurances. Each Parent Shareholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Company Mergers and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Each Parent Shareholder agrees that such Parent Shareholder will not take any action that would make any representation or warranty of such Parent Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Parent Shareholder from performing its, his or her obligations hereunder.

Section 1.6 No Inconsistent Agreement. Except as provided hereunder or under the Letter Agreement, each Parent Shareholder hereby represents and covenants that (i) it, he or she has not entered into, shall not enter into, any voting agreement or voting trust with respect to any of such Parent Shareholder’s Subject Securities that is inconsistent with such Parent Shareholder’s obligations pursuant to this Agreement, and (ii) shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of its, his or her obligations hereunder.

Section 1.7 No Challenges. Each Parent Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub I, Merger Sub II, the Company or any of their respective successors, directors, officers, agents or equityholders (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement, the Parent Proposals or the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements or the consideration and approval thereof by the shareholders of Paren or the Board of Directors of Parent, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement and the consummation of the transactions contemplated thereby.

Section 1.8 Consent to Disclosure. Each Parent Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Parent Shareholder’s identity and beneficial ownership of Subject Securities, and the nature of such Parent Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Parent Shareholder will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Parent Shareholders. Each Parent Shareholder represents and warrants to Parent and the Company, as of the date hereof, as follows:

(a) Organization; Due Authorization. (i) if such Parent Shareholder is not an individual, such Parent Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Parent Shareholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Parent Shareholder and (ii) if such Parent Shareholder is an individual, the signature on this Agreement is genuine, and such Parent Shareholder has legal competence and capacity to execute the same. This Agreement has been duly executed and delivered by such Parent Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Parent Shareholder, enforceable against such Parent Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). Such Parent Shareholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and has full right and power, without violating any agreement to which it, he or she is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Parent Shareholder.

(b) Ownership. Such Parent Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of its, his or her Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Parent’s organizational documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. Such Parent Shareholder’s Subject Securities are the only equity securities of Parent (including any securities underlying, convertible into, or exercisable, or exchangeable for, equity securities in Parent) owned of record or beneficially by such Parent Shareholder on the date of this Agreement. Such Parent Shareholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to its, his or her Subject Securities, and none of such Parent Shareholder’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement.

(c) No Conflicts. The execution and delivery of this Agreement by such Parent Shareholder does not, and the performance by such Parent Shareholder of its, his or her obligations hereunder and the consummation of the transactions contemplated hereby and the Company Mergers and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) if such Parent Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Parent Shareholder, (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any such third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Parent Shareholder of its, his or her obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of Parent’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Parent Shareholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Parent Shareholder, or to the knowledge of such Parent Shareholder threatened against such Parent Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Authority, which in any manner questions the beneficial or record ownership of such Parent Shareholder’s Subject Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Parent Shareholder of its, his or her obligations under this Agreement. There is no outstanding Order imposed upon such Parent Shareholder, or, if applicable, any of its Subsidiaries.

(e) CFIUS Foreign Person Status. Such Parent Shareholder is not a “foreign person” and is not controlled by a “foreign person,” as those terms are defined in 31 C.F.R. Part 800 promulgated under Section 721 of the DPA. As of the date of this Agreement, such Parent Shareholder has not agreed to grant, in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreements, any rights to any “foreign person” (as defined in 31 C.F.R. Part 800) that would constitute a “covered transaction” subject to mandatory filing requirements under the DPA. Such Parent Shareholder does not permit any “foreign person” affiliated with such Parent Shareholder, whether affiliated as a limited partner, shareholder or equivalent, to obtain, through such Parent Shareholder as a result of that foreign person’s investment, any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in 31 C.F.R. § 800.232) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on such governing body; (iii) any “involvement,” other than through the voting of shares, in the “substantive decision-making” of the Company (as such terms are defined in the DPA) regarding the use, development, acquisition or release of any “critical technology” (as defined in 31 C.F.R. § 800.215); or (iv) “control” of the Company (as defined in 31 C.F.R. § 800.208).

(f) Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated by the Merger Agreement or any Ancillary Agreements to which such Parent Shareholder is a party based upon arrangements made by or on behalf of such Parent Shareholder, for which Parent or any of its Affiliates may become liable.

(g) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, such Parent Shareholder is not party to, nor has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

(h) Acknowledgment. Such Parent Shareholder understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Parent Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Parent Shareholder contained herein.

(i) Adequate Information. Such Parent Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Parent or the Company and based on such information as such Parent Shareholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Such Parent Shareholder acknowledges that Parent and the Company have not made and do not make any representation or warranty to such Parent Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Parent Shareholder acknowledges that the agreements contained herein with respect to the Subject Securities held by such Parent Shareholder are irrevocable.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time and (b), as to each Parent Shareholder, the written agreement of Parent, the Company and such Parent Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination or Fraud. This Article III shall survive the termination of this Agreement.

Section 3.2 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 3.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 3.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.5 Jurisdiction; Waiver of Jury Trial

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in a federal court sitting in the Borough of Manhattan of The City of New York or, if such federal court does not have jurisdiction over any such Actions, the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom), and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6 Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.7 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.8 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and each Parent Shareholder, and which makes reference to this Agreement.

Section 3.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.10 Notices; Schedules. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 12.1 of the Merger Agreement, and, with respect to a Parent Shareholder, at the address set forth on Schedule I. Following the effectiveness of any Permitted Transfer to any Permitted Transferee in accordance with the terms of this Agreement, Schedule I hereto shall be automatically deemed to be updated to reflect such Permitted Transfer, including such Permitted Transferees agreement to be bound by the terms of this Agreement as a Parent Shareholder hereto.

Section 3.11 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.12 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.13 Adjustment for Stock Split. If, and as often as, there are any changes in Parent or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Parent Shareholders, Parent, the Company, or the Subject Securities, as so changed.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

PARENT:

Proem Acquisition Corp I

By:	/s/ Imran Khan
Name:	Imran Khan
Title:	Chief Executive Officer

PARENT SHAREHOLDERS:

PROEM SPAC PARTNERS I LLC

By:	/s/ Imran Khan
Name:	Imran Khan
Title:	Authorized Signatory

/s/ Imran Khan
Name:	Imran Khan

/s/ John Wu
Name:	John Wu

/s/ David Eckstein
Name:	David Eckstein

/s/ Amarnath Thombre
Name:	Amarnath Thombre

/s/ Andrey Kazakov
Name:	Andrey Kazakov

[Signature Page to Parent Support Agreement]

COMPANY:

ASTRO DIGITAL US, INC.

By:	/s/ Michael Wilson
Name:	Michael Wilson
Title:	Chief Financial Officer

[Signature Page to Parent Support Agreement]

Schedule I

Parent Shareholders

Shareholder	Parent Shares	Parent Units
Proem SPAC Partners I LLC 3860 W. Northwest Hwy, Suite 470, Dallas, TX 75220	4,248,333 Parent Ordinary Shares	292,500 Parent Units
John Wu c/o Proem Acquisition Corp. I 3860 W. Northwest Hwy, Suite 470, Dallas, TX 75220	10,000 Parent Ordinary Shares	––
David Eckstein c/o Proem Acquisition Corp. I 3860 W. Northwest Hwy, Suite 470, Dallas, TX 75220	25,000 Parent Ordinary Shares	––
Amarnath Thombre c/o Proem Acquisition Corp. I 3860 W. Northwest Hwy, Suite 470, Dallas, TX 75220	25,000 Parent Ordinary Shares	––
Andrey Kazakov c/o Proem Acquisition Corp. I 3860 W. Northwest Hwy, Suite 470, Dallas, TX 75220	25,000 Parent Ordinary Shares	––

Schedule II

Affiliate Agreements

Letter Agreement, dated February 11, 2026, by and among Parent, Proem SPAC Partners I LLC and Parent’s officers and directors

Registration Rights Agreement, dated February 11, 2026, by and among Parent, Proem SPAC Partners I LLC and certain other security holders of Parent

Private Placement Unit Purchase Agreement, dated February 11, 2026, by and between Parent and Proem SPAC Partners I LLC

Administrative Services Agreement, dated February 11, 2026, by and between Parent and Proem SPAC Partners I LLC